Exhibit 10.14

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2016 (“Effective Date”), by and between STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”) and IEC Electronics Corp -- Albuquerque (formerly known as General Technology Corporation), a New Mexico corporation (“Seller”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference. For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:

ARTICLE I

PURCHASE OF PROPERTY

Section 1.01. Agreement to Purchase. Purchaser agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to (a) the Ground Lease with respect to the parcel or parcels of real property, as more particularly described on Exhibit B attached hereto, and any and all improvements thereon and appurtenances thereto (collectively, the “Real Property”); (b) all fixtures affixed thereto, but excluding any machinery, equipment and trade fixtures used in connection with Seller’s business operations and other personal property owned or leased by Seller; (c) all plans, specifications and studies pertaining to the Real Property in Seller’s possession or under its control; (d) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Real Property; and (e) all easements, licenses, privileges and other property interests belonging or appurtenant to the Real Property (all of the foregoing items in clauses (a) through (e) above, now or hereafter existing, collectively, the “Property”).

Section 1.02. Purchase Price. The purchase price to be paid by Purchaser to Seller for the Property is $5,750,000 (the “Purchase Price”). The Purchase Price shall be paid by Purchaser in immediately available federal funds at Closing.

Section 1.03. Sublease of Property. On or before the Closing Date, Lessee and Purchaser shall agree upon the Lease Agreement, pursuant to which Purchaser shall sublease the Property to Lessee, at the rent and pursuant to the terms and conditions contained therein (the “Lease”).

Section 1.04. Prorations. In view of the subsequent sublease of the Property to Lessee pursuant to the Lease and Lessee’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Property between Seller and Purchaser at Closing. All real and personal property and other applicable taxes and assessments, utilities and any other charges relating to the Property which are due and payable on or prior to the Closing Date shall be paid by Seller at or prior to Closing, and all other taxes and assessments shall be paid by Lessee in accordance with the terms of the Lease.

Section 1.05. Transaction Costs. Subject to Section 6.02(a) below, whether or not the Transaction closes, (a) Seller shall be responsible for the payment of up to an aggregate amount of $55,000.00 (the “Seller’s Cap”) towards the Transaction Costs incurred by Seller and Purchaser in connection with the Transaction, (b) Purchaser shall be responsible for the payment of any Transactions Costs that exceed the Seller’s Cap, and (c) Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers (“Professional Fees”). The provisions of this Section shall survive Closing or termination of this Agreement for any reason.

Exhibit 10.14

Section 1.06. Earnest Money Deposit. Within three (3) days after the Effective Date of this Agreement, Purchaser shall deposit with the Title Company the sum of $50,000 (together with all interest accrued thereon, if any, the “Earnest Money Deposit”). The Earnest Money Deposit shall be held by the Title Company and shall be applied against the Purchase Price at Closing or disbursed as provided herein; provided, however, at Purchaser’s direction and expense (if any), the Earnest Money Deposit shall be placed in an interest-bearing account by the Title Company. Except as otherwise provided herein, the Earnest Money Deposit shall be non-refundable upon the expiration of the Inspection Period.

Section 1.07. Assignment of Ground Lease. Prior to Closing, Seller shall obtain and deliver:

(a)Written approval and consent from Ground Landlord of: (i) the sale and assignment from Seller to Purchaser or its designee (as determined by Purchaser in its sole discretion) of the Property (including Seller’s interests in the Ground Lease); (ii) the sublease of the Property by Purchaser, or its designee, to Lessee pursuant to the Lease, at the rent and pursuant to the terms and conditions contained therein; and (iii) Purchaser’s, or its designee’s, placement of a mortgage or similar lien on or against (A) Purchaser’s, or its designee’s, ground leasehold interest in the Property, provided, however, Purchaser shall provide Seller with a landlord subordination and consent in favor of M&T Bank or any subsequent lender in a form reasonably acceptable to Purchaser, and (B) Purchaser’s, or its designee’s, interest in the improvements located on the Property (collectively, the “Ground Lease Consents”).

(b)An estoppel certificate (or similar certificate or acknowledgment) from Ground Landlord, in form and substance acceptable to Purchaser (the “Estoppel Certificate”).

(c)An assignment and assumption of the Ground Lease in form acceptable to Seller and Purchaser (the “Ground Lease Assignment”).

(d)An opinion of bond counsel in form and substance acceptable to Ground Landlord (as required pursuant to Section 6.10 of the Ground Lease) (the “Bond Counsel Opinion”).

The Estoppel Certificate, the Ground Lease Consents, the Ground Lease Assignment, and the Bond Counsel Opinion, are collectively referred to herein as the “Ground Lease Documents.”

ARTICLE II

DUE DILIGENCE

Section 2.01. Title Insurance.

(a)    Title Commitment and Title Policy. Purchaser has ordered a leasehold interest title insurance commitment (the “Title Commitment”) with respect to the Property issued by the Title Company, for an ALTA Leasehold Interest Extended Coverage Title Insurance Policy in an amount not to exceed the appraised value set forth in the Valuation (the “Title Policy”). Purchaser shall cause a copy of the Title Commitment to be delivered to Seller. All costs related to the Title Policy, escrow fees and other closing costs shall be included in Transaction Costs, payable as set forth in Section 1.05.

(b)    Title Company. The Title Company is hereby employed by the parties to act as escrow agent in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. The Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall

Exhibit 10.14

be deemed to constitute conclusive evidence of the Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company.

(c)    Title Company Actions. The Title Company is authorized to pay, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively. Seller and Purchaser will pay all charges payable by them to the Title Company. The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so. The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any such court. Deposit by the Title Company of such documents and funds, after deducting therefrom its reasonable charges, expenses and attorneys’ fees incurred in connection with any such court action, shall relieve the Title Company of all further liability and responsibility for such documents and funds.

(d)    Title Objections.

(i)Within seven (7) days after the Purchaser’s receipt of both the Title Commitment and the Survey, Purchaser shall notify Seller in writing of Purchaser’s objection to any exceptions or other title matters shown on the Title Commitment or the Survey (each, a “Title Objection”). If any Title Objection is not removed or resolved by Seller to Purchaser’s satisfaction at least five (5) days prior to the Closing Date, then Purchaser shall have the option, as its sole remedy, upon written notice to Seller on or before the Closing Date, to terminate this Agreement, in which event the Earnest Money Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination.

(ii)If any supplement to the Title Commitment or the Survey discloses any additional title defects which were not created by or with the consent of Purchaser, and which are not acceptable to Purchaser, Purchaser shall notify Seller in writing of its objection thereto (each, an “Additional Title Objection”) within five (5) days following receipt of such supplement or revision. If any Additional Title Objection is not removed or resolved by Seller to Purchaser’s satisfaction at least five (5) days prior to the Closing Date, then Purchaser shall have the option, as its sole remedy, to terminate this Agreement upon written notice to Seller on or before the Closing Date, in which event the Earnest Money Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination.

(iii)Purchaser’s failure to timely deliver a Title Objection or an Additional Title Objection shall be deemed Purchaser’s acceptance of the matters disclosed by the Title Commitment and the Survey. If Purchaser does not terminate this Agreement by reason of any Title Objection or Additional Title Objection, as provided in this Section 2.01, then such Title Objection or Additional Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance.

Section 2.02. Seller Documents. With reasonable promptness, but in no event later than three (3) Business Days following the Effective Date, Seller shall deliver to Purchaser the following items to the extent the same exist and are in Seller’s possession or under its control (collectively, the “Seller Documents”): (a) “as‑built” plans and specifications for the Property; (b) a certificate of occupancy (or its jurisdictional equivalent) for the Property; (c) all surveys related to the Property; (d) all environmental reports related to the Property (including without limitation, Phase I and Phase II environmental investigation reports); (e) all appraisals or valuations related to the Property; (f) all guaranties and warranties in effect with respect to the Property; (g) full and complete copies of any existing leases and current rent rolls related thereto and all

Exhibit 10.14

other agreements related to the Property, together with all amendments and modifications thereof; (h) financial statements of the Seller and unit-level financial statements for the Seller for the previous three years; (i)  all property condition reports related to the Property; and (j) all other documents related to the ownership, lease and operation of the Property, and reasonably requested by Purchaser. Purchaser acknowledges and agrees that, as of the Effective Date and except as expressly set forth in this Agreement, (a) neither Seller nor Sellers’ agents, advisor, employees or contractors has made any warranty or representation regarding the truth, accuracy or completeness of the Seller Documents, (b) Seller expressly disclaims any such representation or warranty, and (c) Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Seller Documents and Seller is providing the Seller Documents or making the Seller Documents available to Purchaser solely as an accommodation to Purchaser. Purchaser acknowledges and understands that all the Seller Documents made available by Seller are only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in so doing, Purchaser shall rely exclusively upon Seller’s representations and warranties expressly set forth in this Agreement and on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.

Section 2.03. Survey. Purchaser has ordered a current ALTA/ACSM “as built” survey as required for the Property from a surveyor selected by Purchaser (the “Survey”), together with (a) evidence reasonably satisfactory to Purchaser that the Property fully complies with all zoning ordinances of the Governmental Authority having jurisdiction over the Property (“Zoning Evidence”), and (b) evidence reasonably satisfactory to Purchaser that the Property is not within a 100-year flood plain or a “Special Flood Hazard Area” as designated by the Federal Emergency Management Agency. The Survey shall show all improvements and shall plot all exceptions shown on the Title Commitment (to the extent plottable), certified in favor of Purchaser, any requested Affiliate of Purchaser and Title Company in a manner reasonably acceptable to Purchaser and prepared in accordance with the appropriate “ALTA/ACSM” minimum standards. The cost of the Survey shall be included in Transaction Costs, payable as set forth in Section 1.05.

Section 2.04. Environmental.

(a)    Purchaser has ordered a current complete Phase I environmental investigation report for the Property (the “Environmental Report”), from an environmental inspection company selected by Purchaser, detailing and analyzing certain aspects of the Property. Purchaser shall promptly provide Seller with a copy of the final Environmental Report. The cost of the Environmental Report shall be included in Transaction Costs, payable as set forth in Section 1.05.

(b)    Purchaser agrees to: (i) treat as confidential and maintain the confidentiality of the findings and results of the Environmental Report, (ii) refrain from disclosing the existence or content of the Environmental Report to any third party, except to Purchaser’s lenders, insurers, attorneys, professional consultants, agents and contractors, including its and their employees, officers, members, representatives, and/or subcontractors, who have a legitimate need to review the Environmental Report (collectively, “Purchaser’s Representatives”), without first obtaining the express written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, but which may include the requirement for the execution of a confidentiality agreement, in form and substance satisfactory to Seller, by such third party; and (iii) cause Purchaser’s Representatives to treat as confidential, and maintain the confidentiality of, the Environmental Report.

Section 2.05. Valuation. Purchaser has ordered a current site inspection and valuation of the Property, separately stating values for the Real Property and improvements, from a party selected by Purchaser (the “Valuation”). The Valuation shall be in form and substance reasonably acceptable to Purchaser, and shall be certified to Purchaser and any requested Affiliate of Purchaser. The cost of the Valuation shall be included in Transaction Costs, payable as set forth in Section 1.05.

Exhibit 10.14

Section 2.06. Property Condition Report. Purchaser has ordered a current property condition assessment and limited compliance audit as required for the Property from an inspection company selected by Purchaser (the “Property Condition Report”). The Property Condition Report shall be in form and substance reasonably acceptable to Purchaser, and shall be certified to Purchaser and any requested Affiliate of Purchaser. The cost of the Property Condition Report shall be included in Transaction Costs, payable as set forth in Section 1.05.

Section 2.07. Inspections. From the Effective Date and for a period of thirty (30) days thereafter (the “Inspection Period”) and subject to the limitations in Section 2.04 and in this Section 2.07, (a) Purchaser may perform the investigations, tests and inspections (collectively, the “Inspections”) with respect to the Property that Purchaser deems reasonably appropriate, provided that Purchaser provides Seller with twenty four (24) hours prior written notice of each onsite Inspection of the Property; and (b) Seller shall, at all reasonable times, (i) provide Purchaser and Purchaser’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Property, all drawings, plans, specifications and all engineering reports for and relating to the Property in the possession or under the control of Seller, the files and correspondence relating to the Property, and the financial books and records relating to the ownership, lease (if applicable), operation, and maintenance of the Property, and (ii) allow such Persons to make such inspections, tests, copies, and verifications as Purchaser considers necessary.

Purchaser agrees that in conducting any of the Inspections, Purchaser and/or its agents and representatives (as applicable) will (i) use commercially reasonable efforts to not unreasonably interfere with the operation and maintenance of the Property; (ii) not damage any part of the Property or any personal property owned or held by any third party; (iii) not injure or otherwise cause bodily harm to Seller or its tenants, agents, invitees, contractors and employees; (iv) maintain commercial general liability insurance of $1,000,000.00 combined single limit for bodily injury, death, or property damage, covering any accident arising in connection with the presence of Purchaser, its agents or representatives, on the Property; (v) not permit any liens to attach to the Property or any part thereof by reason of the exercise of Purchaser’s rights hereunder; (vi) not conduct any intrusive sampling, testing or soil borings of any kind (including, without limitation, any Phase II environmental tests) without Seller’s prior written consent, which consent may be withheld, limited or conditioned in Seller’s sole discretion; (vii) fully restore the Property to the condition in which the same were found before any such inspections or tests were undertaken; and (viii) notify Seller of its Inspections such that Seller and its agents and representatives may be present during any such inspection, investigation or test.

Section 2.08. Purchaser’s Right to Terminate. Notwithstanding any provision contained herein, in addition to its right to terminate this Agreement as set forth in Section 2.01(d), if (a) Purchaser determines, in its sole discretion, that the Property is not satisfactory, and Purchaser provides written notice thereof to Seller on or before expiration of the Inspection Period, or (b) Purchaser and Lessee are unable to agree upon the terms and conditions of the Lease as provided in Section 1.03, or (c)  Purchaser fails to obtain the approval of any material change to the terms of the Transaction from Purchaser’s Investment Committee prior to Closing, or (d) Sellers fails to obtain the Ground Lease Consents or Purchaser, Seller and Ground Landlord are unable to agree upon the terms and conditions of the Ground Lease Documents as provided in Section 1.07, then Purchaser shall have the option to terminate this Agreement, in which event the Earnest Money Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination.

Section 2.09. Seller’s Right to Terminate: Seller shall have the right to terminate this Agreement if (a) Seller and Purchaser are unable to agree upon the terms and conditions of the Lease as provided in Section 1.03, or (b) Seller fails to obtain the Ground Lease Consents or Seller and Ground Landlord are unable to agree upon the terms and conditions of the Ground Lease Documents as provided in Section 1.07, and in either which event the Earnest Money Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination.

Exhibit 10.14

ARTICLE III

CLOSING

Section 3.01. Closing Date. Subject to the provisions of Article V of this Agreement, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall be set by mutual agreement of Seller and Purchaser (the “Closing Date”); provided, however, that the Closing Date shall not extend beyond the Closing Deadline. The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties. The parties shall deposit all funds required hereunder with the Title Company on or before the Closing Date.

Section 3.02. Funding. Notwithstanding any provision contained in this Agreement, funding of the Transaction by Purchaser shall be contingent upon the delivery of the executed Transaction Documents, satisfaction of the conditions precedent set forth herein and in the other Transaction Documents, and confirmation by Purchaser’s counsel that it or the Title Company has possession of all Transaction Documents required by Purchaser.

Section 3.03. Possession. Possession of the Property, free and clear of all tenants or other parties in possession, except in accordance with the Ground Lease and the Lease, shall be delivered to Purchaser on the Closing Date.

ARTICLE IV

REPRESENTATIONS WARRANTIES AND COVENANTS

Section 4.01. Seller. Seller represents and warrants to, and covenants with, Purchaser as follows:

(a)    Organization and Authority. Seller is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation, and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. Seller has all requisite corporate power and authority to own and operate the Property, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.

(b)    Enforceability of Documents. Upon execution by Seller, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)    No Other Agreements and Options. To the best of Seller’s knowledge, other than the Ground Lease (and related documents), neither the Seller or the Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would (i) prevent Seller from completing, or impair Seller’s ability to complete, the sale of the Property under this Agreement or the subsequent lease of the Property pursuant to the Lease, or (ii) bind Purchaser subsequent to consummation of the Transaction. Except as otherwise disclosed by Seller in writing to Purchaser, there is no lease in place, nor has there been any lease in place within the last twelve (12) months of the Effective Date, related to all or any part of any Property, even if any such lease will be terminated upon Closing.

Exhibit 10.14

(d)    No Violations. To the best of Seller’s knowledge, the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the articles of incorporation or other charter documents of Seller, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Seller is a party or by which Seller, the Property or any of the property of Seller are subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Seller or the Property, or (iv) violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Seller or the Property.

(e)    Compliance. Seller has not received any written notice alleging any violation of (i) applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Property, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, the Americans With Disabilities Act of 1990, and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to the Property or the Seller (collectively, the “Legal Requirements”), (ii) restrictions, covenants and encumbrances of record with respect to the Property, and (iii) agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements and conditions applicable to the Property or the ownership, operation, use or possession thereof.

(f)    Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Without in any way limiting the provisions of Section 4.01(e), Seller, and to the best of Seller’s knowledge, the Seller is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(g)    Litigation. Seller has not received notice of a legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the best of Seller’s knowledge, threatened against, Seller or the Property before any Governmental Authority, except as has been disclosed in writing by Seller, which in any way materially adversely affects or would be expected to materially adversely affect the Property, the business performed and to be performed on the Property, the condition, worth or operations of the Seller, or the ability of the Seller or the Lessee to perform under this Agreement or any other Transaction Documents, or which questions or challenges any of the Seller’s participation in the Transaction contemplated by this Agreement or any other Transaction Document.

(h)    No Mechanics’ Liens. To the best of Seller’s knowledge, there are no outstanding accounts payable, mechanics’ liens, or rights to claim a mechanics’ lien in favor of any materialman, laborer, or any other Person in connection with labor or materials furnished to or performed on any portion of the Property, which will not have been fully paid for on or before the Closing Date or, to Seller’s knowledge, which might provide the basis for the filing of such liens against the Property or any portion thereof. No work has been performed or is in progress nor have materials been supplied to the Property or agreements entered into for work to be performed or materials to be supplied to the Property prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Property or any portion thereof. Seller shall be responsible for any and all claims for mechanics’ liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Property prior and subsequent to the Closing Date, and Seller shall and does hereby agree to defend, indemnify and forever hold Purchaser and Purchaser’s

Exhibit 10.14

designees harmless from and against any and all such mechanics’ lien claims, accounts payable or other commitments relating to the Property.

(i)    Condemnation. Seller has not received notice of a condemnation or eminent domain proceedings affecting the Property or, to the best of Seller’s knowledge, are contemplated.

(j)    Licenses and Permits. Seller possesses, and upon Closing, Lessee will possess, all required licenses, permits and other authorizations, both governmental and private, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third persons, necessary to permit the operation of the business in the manner in which it presently is conducted at the Property.

(k)    Intellectual Property. Seller possesses, and upon Closing, Lessee will possess and have the right to use all intellectual property, licenses and other rights as are material and necessary for the conduct of business in the manner in which it presently is conducted at the Property.

(l)    Environmental.

(i)    To Seller’s knowledge, the Property is not in violation of any Hazardous Materials Laws and/or any permits issued pursuant thereto (“Environmental Permits”) and there are no unresolved prior violations of Hazardous Materials Laws or Environmental Permits in connection with the Property.

(ii)    The Seller has not received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to (A) liability for Hazardous Materials contamination or USTs at the Property, or remediation thereof, pursuant to any Hazardous Materials Law relating to the Property, (B) liability for other environmental conditions in connection with the Property, or (C) any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(iii)    The representations and warranties in this Section 4.01(l) are the sole and exclusive representations and warranties of Seller with respect to Hazardous Materials, Hazardous Materials Laws, Environmental Permits, and all other environmental conditions and/or environmental matters.

(m)    Financial Statements. The financial statements concerning the Seller delivered by or on behalf of Seller to Purchaser are true, correct and complete in all respects, and no materially adverse change has occurred with respect to such financial statements, since the date such financial statements were prepared or delivered to Purchaser. Seller understands that Purchaser is relying upon such financial statements and Seller represents that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect, as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

(n)    Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, pending against the Seller, or to Seller’s knowledge, any of their respective Affiliates.

(o)    Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Seller shall use its best efforts to satisfy all conditions set forth in Section 5.01 of this Agreement on or prior to the Closing Date.

Exhibit 10.14

(p)    No Bankruptcy Petition. Seller hereby agrees that it shall not institute against, or join any other Person in instituting against, Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law. The provisions of this Section shall survive the Closing or termination of this Agreement. Notwithstanding the foregoing, the provisions of this Section shall in no way limit any other rights Seller may have with respect to this Agreement, either at law or in equity.

(q)    State Bulk Sales Statutes. Seller represents and warrants to Purchaser that no bulk sales statutes promulgated by any Governmental Authority (“Bulk Sales Statutes”) apply as a result of the sale of the Property. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all losses, costs, damages, expenses (including without limitation, court costs and reasonable attorney’s fees) and liabilities which may be sustained or incurred by Purchaser, and/or any and all claims, demands, suits, proceedings and causes of action which may be brought or raised against Seller or Purchaser, as a result of or arising from (i) any claim that Purchaser has any liability or obligations under the Bulk Sales Statutes (including without limitation, any tax obligations or liabilities (or interest or penalties connected therewith) of Seller) by reason of the transactions provided for herein; or (ii) the failure of Purchaser to withhold any of Seller’s unpaid tax obligations, liabilities, interest or penalties thereon from the Purchase Price or otherwise as required under any Bulk Sales Statutes.

All representations and warranties of Seller made in this Agreement shall be true in all material respects as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true in all material respects at and as of the Closing Date and, together with the covenants made by Seller herein, shall survive Closing for a period of eighteen (18) months.

Section 4.02. Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:
(a)    Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b)    Enforceability of Documents. Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)    Litigation. There are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way materially adversely affect or would be expected to materially adversely affect Purchaser or Purchaser’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.

(d)    Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Purchaser agrees to use its best efforts to satisfy all conditions set forth in Section 5.02 of this Agreement on or prior to the Closing Date.

All representations and warranties of Purchaser made in this Agreement shall be true in all material respects as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true in all material respects at and as of the Closing Date, and, together with the covenants made by Purchaser herein, shall survive Closing for a period of eighteen (18) months.

Exhibit 10.14

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.01. Purchaser’s Conditions to Closing. Purchaser shall not be obligated to close and fund the Transaction until the fulfillment (or written waiver by Purchaser) of all of the following conditions:

(a)Seller, Lessee, Guarantor and Ground Landlord, as appropriate, shall have delivered to Purchaser or the Title Company, as applicable, the following items:

(i)The Ground Lease Documents;

(ii)Such documents evidencing the legal status and good standing of Seller that may be required by Purchaser and/or the Title Company for issuance of the Title Policy, including, without limitation, certificates of good standing;

(iii)Fully executed originals of (A) the Lease, together with a fully executed original of a memorandum thereof for the Property (the “Memorandum of Lease”), (B) an Assignment of Warranties in the form of Exhibit D, attached hereto, or if not assignable, evidence satisfactory to Purchaser that it will receive coverage or protection acceptable to Purchaser for the matters covered by such warranties, in either case, to the extent required by Purchaser (the “Assignment of Warranties”), and all of the other Transaction Documents (including, without limitation, the Guaranty);

(iv)Certificates evidencing the insurance coverage, limits and policies to be carried by Lessee under and pursuant to the terms of the Lease, on the forms and containing the information required by Purchaser, as landlord (“Lease Proof of Insurance”);

(v)A certificate of an officer, manager or general partner, as applicable, of each of Seller, Guarantor and Lessee, together with copies of each entity’s (A) articles of organization or certificate of formation, as applicable, amended to date; (B) operating agreement, bylaws or partnership agreement, as applicable, amended to date; (C) resolutions authorizing the Transaction and the execution of this Agreement and the other Transaction Documents, and identifying the Person(s) authorized to execute this Agreement and the other Transaction Documents; and (D) original certificates of good standing or similar documents from the states in which each entity was organized or formed, and original certificates of qualification or similar documents from the state where the Property is located;

(vi)A duly executed affidavit from Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act, in the form attached hereto as Exhibit C (“Non‑Foreign Seller Certificate”);

(vii)Closing settlement statements approved by Seller and Purchaser to reflect (A) the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement, and (B) a holdback of the Purchase Price, to be held by Purchaser in escrow, equal to $120,000.00 (the “Holdback”);

(viii)To the extent not previously provided, the most recent financial statements available for the Seller;

Exhibit 10.14

(ix)Fully executed original of an escrow agreement with respect to the Holdback (the “Escrow Agreement”); and

(x)All documents required to be delivered by this Agreement and the other Transaction Documents and as may otherwise be required in order to fully and legally close this Transaction.

(b)Purchaser shall have received the Title Commitment and the Title Company’s irrevocable commitment to insure title by means of the Title Policy.

(c)Purchaser shall have determined, in its sole discretion in the good faith exercise of its business judgment that there shall have been no materially adverse change in the financial condition of Seller, Lessee, Guarantor or the Property from the Effective Date.

(d)All representations and warranties of Seller set forth herein shall have been true and correct in all respects when made, and all covenants, agreements and conditions required to be performed or complied with by Seller prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Seller prior to or at such time or waived in writing by Purchaser.

(e)No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under any other Transaction Document, or any other agreements between or among Purchaser, Seller, Guarantor or Lessee.

(f)Seller and Lessee shall have caused all leases and, unless otherwise agreed to in writing by Purchaser, all subleases of the Property and any other documents affecting the Property existing at Closing, at Purchaser’s sole option, to be cancelled as of the Closing Date or subordinated to the Lease pursuant to subordination agreements in form and substance satisfactory to Purchaser.

Upon the fulfillment or Purchaser’s written waiver of all of the above conditions, Purchaser shall deposit funds necessary to close this Transaction with the Title Company and this Transaction shall close in accordance with the terms and conditions of this Agreement. Unless otherwise agreed, all of the documents to be delivered at Closing shall be dated as of the Closing Date.

Section 5.02. Seller’s Conditions Precedent to Closing. Seller shall not be obligated to close the Transaction until the fulfillment (or written waiver by Seller) of all of the following conditions:

(a)    Purchaser shall have delivered to the Title Company the Purchase Price, as adjusted pursuant to the requirements of this Agreement;

(b)    Purchaser shall have caused to be executed and delivered to the appropriate Persons fully executed originals of all Transaction Documents, including without limitation, the Lease, together with the Memorandum of Lease, the Escrow Agreement, the Ground Lease Documents, and the Assignment of Warranties;

(c)    Purchaser and Seller shall have approved the Title Company settlement statements that reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(d)    Purchaser shall have delivered to Seller and/or the Title Company such other documents as may reasonably be required in order to fully and legally close this Transaction; and

Exhibit 10.14

(e)    All covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser or waived in writing by Seller prior to or at such time.

ARTICLE VI

DEFAULTS; REMEDIES

Section 6.01. Default. Each of the following shall be deemed an event of default (each, an “Event of Default”):

(a)    If any representation or warranty of Seller or Purchaser set forth in this Agreement or any other Transaction Document is false in any material respect or if Seller or Purchaser renders any materially false statement;

(b)    If Seller or Purchaser fails to perform any of its obligations under this Agreement after five (5) days’ notice and opportunity to cure; or

(c)    If any Insolvency Event shall occur with respect to any Seller or Lessee, on the one hand, or Purchaser, on the other hand.

Section 6.02. Remedies. Upon any Event of Default, the non-defaulting party shall be entitled to exercise, at its option and as its sole and exclusive remedy, one of the following remedies:

(a)    The non-defaulting party may terminate this Agreement by giving written notice to the defaulting party and (i) the non-defaulting party may recover from the defaulting party all reasonable and verified out-of-pocket costs and expenses incurred by the non-defaulting party hereunder (including without limitation, the Transaction Costs, any other due diligence costs, and the reasonable and verified fees and costs of legal counsel or other advisors), (ii) the Earnest Money Deposit shall be promptly disbursed to the non-defaulting party, and (iii) neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination; or

(b)    The non-defaulting party may waive the Event of Default and proceed with the Closing.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Transaction Characterization.

(a)    The parties intend that (i) all components of the Transaction shall be considered a single integrated transaction and shall not be severable; and (ii) the Lease shall constitute a lease of all, but not less than all, of the Property.

(b)    The parties intend that the conveyance of the Property to Purchaser be an absolute conveyance in effect as well as form, and that the instruments of conveyance to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Seller. After the execution and delivery of the Ground Lease Assignment, Seller will have no legal or equitable interest or any other claim or interest in the Property, other than the interest, if any, set forth in the Lease. The parties also intend for the Lease to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage,

Exhibit 10.14

mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Lease are those of a true lease. Notwithstanding the existence of the Lease, neither party shall contest the validity, enforceability or characterization of the sale and purchase of the Property by Purchaser pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of the Property by Purchaser pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(c)    Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 7.01.

Section 7.02. Risk of Loss.

(a)    Condemnation. If, prior to Closing, action is initiated to take the Property, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event the Earnest Money Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, or (ii) proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

(b)    Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to fully repair, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event the Earnest Money Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, or (ii) consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by Seller to repair or restore the Property, which shall be payable to Seller upon Seller’s delivery to Purchaser of satisfactory evidence thereof), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller’s deductible at Closing. Seller shall not be obligated to repair or restore the damage to such Property on account of such casualty.

(c)    Maintenance of the Property and Insurance. From the Effective Date until Closing, Seller shall continue to maintain the Property or cause the Property to be maintained in good condition and repair, and shall continue to maintain or cause to be maintained all insurance for the Property in the same or greater amounts, with the same or greater coverage, and subject to the same or lower deductibles as in existence as of the Effective Date.

Section 7.03. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, (c) email transmission, or (d) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, (iii) receipt of confirmation of email, if delivered by email, or (iv) the third Business

Exhibit 10.14

Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or email addresses, as applicable) specified below:

If to Seller:	IEC Electronics Corp - Albuquerque 105 Norton Street Newark, NY 14513 Attention: Michael T. Williams Email: mwilliams@iec-electronics.com

With a copy to:	Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 Attention: Kelly A. Pronti, Esq. Email: kpronti@hselaw.com

If to Purchaser:	STORE Capital Acquisitions, LLC 8501 E. Princess Drive, Suite 190 Scottsdale, AZ 85255 Attention: Michael T. Bennett Executive Vice President - General Counsel Email: mbennett@storecapital.com

With a copy to:	Kutak Rock LLP 1801 California Street, Suite 3000 Denver, CO 80202 Attention: Kristine Poston, Esq. Email: kristine.poston@kutakrock.com or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.

Section 7.04. Assignment. Purchaser may assign its rights under this Agreement in whole or in part at any time to an Affiliate of Purchaser. Upon any unconditional assignment of Purchaser’s entire right and interest hereunder to an Affiliate of Purchaser, Purchaser shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Purchaser contained herein. Seller shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Property, any of Seller’s rights under this Agreement or any interest in Seller, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise.

Exhibit 10.14

Section 7.05. Indemnity.

(a)    Seller’s Indemnity. Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective officers, directors, shareholders, managers, members, employees, representatives, successors and assigns, as applicable (collectively, the “Indemnified Parties”), from and against any and all Losses of any nature arising from or connected with (i) breach of any of the representations, warranties, covenants, agreements or obligations of Seller set forth in this Agreement, and (ii) claims brought by third parties and based on events occurring prior to the Closing Date that are related to the ownership and operation of the Property prior to the Closing Date, provided that the third party claims are not solicited, instigated, or encouraged by the Indemnified Parties. Seller acknowledges and agrees that the indemnification provisions of this Section 7.05(a) along with any and all Purchaser remedies under the Lease (including, without limitation, remedies related to Lessee’s remediation and indemnification responsibilities in the Lease) and/or the Guaranty, shall be the sole and exclusive remedy of Indemnified Parties against Seller, Lessee, and their Affiliates with respect to Losses related to or arising from any failure or breach of any representation or warranty set forth in Section 4.01(l), any environmental condition at the Property and/or all other Losses related to, arising under, and/or that could be the subject of a claim pursuant to. Hazardous Materials Laws. The obligations under this Section 7.05(a) shall survive Closing.

(b)    Purchaser’s Indemnity. Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective officers, directors, shareholders, managers, members, employees, representatives, successors and assigns, as applicable, from and against any and all Losses of any nature arising from or connected with (i) breach of any of the representations, warranties, covenants, agreements or obligations of Purchaser set forth in this Agreement, and (ii) the Inspections. The obligations under this Section 7.05(b) shall survive Closing.

Section 7.06. Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the indemnified party by any broker claiming a commission or fee by, through or under such indemnifying party. The parties’ respective obligations under this Section 7.06 shall survive Closing or termination of this Agreement.

Section 7.07. Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 7.08. Disclosures. Except as expressly set forth in Sections 7.07 and 7.16 and this Section 7.08 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto. The parties further agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 7.09. Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to this Agreement.

Section 7.10. Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in

Exhibit 10.14

which the Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 7.11. Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

Section 7.12. Limitation on Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the Lease, that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of either party with respect to any of the terms, covenants and conditions of this Agreement, (b)  each party waives all claims, demands and causes of action against the other party’s directors, officers, managers, members, employees and agents in the event of any breach by such other party of any of the terms, covenants and conditions of this Agreement, and (c)  each party shall look solely to the assets of the other party for the satisfaction of each and every remedy in the event of any breach of any of the terms, covenants and conditions of this Agreement, such exculpation of liability to be absolute and without any exception whatsoever.

Section 7.13. Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 7.14. Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 7.15. Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.

Section 7.16. Securitizations and Other Transactions. As a material inducement to Purchaser’s willingness to complete the transactions contemplated by this Agreement and the other Transaction Documents, Seller hereby acknowledges and agrees that Purchaser may, after the Closing Date, from time to time, (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (b) engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other laws: (i) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of the Property, the Lease or any other Transaction Document, Purchaser’s right, title and interest in the Property, the Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing, or (ii) a securitization and related transactions. Seller agrees to use all reasonable efforts and to cooperate fully with Purchaser with respect to all reasonable requests of Purchaser relating to the foregoing, which includes

Exhibit 10.14

without limitation, with respect to the activities described in subsection (b), providing financial information, financial and other data, and other information and materials which would customarily be required by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to any of the foregoing. The provisions of this Section 7.16 shall survive the Closing.

Section 7.17. Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.

Section 7.18. Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser, (a) this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent and any and all agreements related to confidentiality, exclusivity, non-competition, non-solicitation of employees, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its affiliates, (b) the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements, and (c) this Agreement may only be amended by a written agreement executed by Purchaser and Seller. The provisions of this Section shall survive the Closing.

Section 7.19. Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona. Seller consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Seller waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of Purchaser to commence any proceeding in the federal or state courts located in the state in which the Property is located to the extent Purchaser deems such proceeding necessary or advisable to exercise remedies available under this Agreement.

Section 7.20. Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser shall not discharge or relieve Seller from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 7.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the state in which the Property is located, without giving effect to any state’s conflict of laws principles.

Section 7.21. Survival. Except for the conditions of Closing set forth in Article V, which shall be satisfied or waived in writing as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Seller and Purchaser set forth in this Agreement shall survive the Closing.

Exhibit 10.14

Section 7.22. Waiver of Jury Trial and Certain Damages. THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. SELLER FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM PURCHASER IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 7.23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument.

Section 7.24. “As Is, Where Is”. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO PURCHASER’S RIGHTS TO TERMINATE THIS AGREEMENT HEREIN, (A) PURCHASER SHALL ACCEPT THE PROPERTIES IN “AS IS, WHERE IS CONDITION, WITH ALL FAULTS” AND PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT SELLER HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS, IMPLIED OR STATUTORY, PAST, PRESENT OR FUTURE, OF, AS TO OR CONCERNING THE PROPERTIES AND THE PHYSICAL CONDITION OF THE PROPERTIES; (B) PURCHASER IS RELYING UPON ITS OWN DUE DILIGENCE REVIEW IN PURCHASING THE PROPERTIES; AND (C) SELLER SHALL HAVE NO RESPONSIBILITY OR LIABILITY AND IS HEREBY RELEASED BY PURCHASER FOR ANY CLAIMS WITH RESPECT TO THE CONDITION OF THE PROPERTIES. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE CLOSING.
[Remainder of page intentionally left blank; signature page(s) to follow]

Exhibit 10.14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.
PURCHASER:
STORE CAPITAL ACQUISITIONS, LLC,
a Delaware limited liability company
By:     _________________________
Name:     _________________________
Title:     _________________________

PURCHASER:

STORE CAPITAL ACQUISITIONS, LLC,
a Delaware limited liability company

By:	/s/ Christopher K. Burbach
Name:	Christopher K. Burbach
Title:	Executive Vice President

Exhibit 10.14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

SELLER:

IEC Electronics Corp - Albuquerque,
a New Mexico corporation

By:	/s/ Michael T. Williams
Name:	Michael T. Williams
Title:	Chief Financial Officer

Exhibits:
No

A.	Defined Terms

B.	Property Address / Legal Description

C.	Non-Foreign Seller Certificate

D.	Assignment of Warranties

Exhibit 10.14

EXHIBIT A

DEFINED TERMS
The following terms shall have the following meanings for all purposes of this Agreement:

“Additional Title Objection” has the meaning set forth in Section 2.01(d)(ii).

“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Assignment of Warranties” has the meaning set forth in Section 5.01(a)(iii).

“Bond Counsel Opinion” has the meaning set forth in Section 1.07(d).

“Bulk Sales Statutes” has the meaning set forth in Section 4.01(q).

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Closing Deadline” means the later of (i) five (5) Business Days following the expiration of the Inspection Period, or (ii) satisfaction of the contingencies set forth in Section 1.07.

“Earnest Money Deposit” has the meaning set forth in Section 1.05.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Environmental Liens” means all liens and other encumbrances imposed pursuant to any Hazardous Materials Law.

“Environmental Permit” has the meaning set forth in Section 4.01(l)(i).

“Environmental Report” has the meaning set forth in Section 2.04.

“Escrow Agreement” has the meaning set forth in Section 5.01(a)(ix).

“Estoppel Certificate” has the meaning set forth in Section 1.07(b).

“Event of Default” has the meaning set forth in Section 6.01.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Ground Landlord” the City of Albuquerque, New Mexico, a political subdivision of the State of New Mexico.

Exhibit 10.14

“Ground Lease” means that certain Lease Agreement between Ground Landlord and Seller dated as of March 1, 1999.

“Ground Lease Assignment” has the meaning set forth in Section 1.07(c).

“Ground Lease Consents” has the meaning set forth in Section 1.07(a).

“Ground Lease Documents” has the meaning set forth in Section 1.07.

“Guarantor” means IEC Electronics Corp., a Delaware corporation.

“Guaranty” means an unconditional guaranty of payment and performance in form and substance acceptable to Lessor and Guarantor.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable local, state or federal law or under the regulations adopted, and/or orders issued pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and (iv) regulations adopted pursuant to the aforesaid laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and binding legal requirements pertaining or relating to the environmental condition of the Property or to Hazardous Materials.

“Holdback” has the meaning set forth in Section 5.01(a)(vii).

“Indemnified Parties” has the meaning set forth in Section 7.05.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.

“Inspection Period” has the meaning set forth in Section 2.07.

“Inspections” has the meaning set forth in Section 2.07.

Exhibit 10.14

“Lease” has the meaning set forth in Section 1.03.

“Lease Proof of Insurance” has the meaning set forth in Section 5.01(a)(iv).

“Legal Requirements” has the meaning set forth in Section 4.01(e).

“Lessee” means Seller.

“Letter of Intent” means that certain Letter of Intent dated July 25, 2016 between STORE Capital Corporation, on behalf of Purchaser, and Seller with respect to the Transaction, and any amendments or supplements thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).

“Memorandum of Lease” has the meaning set forth in Section 5.01(a)(iii).

“Non-Foreign Seller Certificate” has the meaning set forth in Section 5.01(a)(vi).

“Notices” has the meaning set forth in Section 7.03.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Permitted Encumbrances” means (a) the lien of any real estate taxes, water and sewer charges, not yet due and payable; (b) those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the Title Commitment and in the Title Policy to be issued by Title Company to Purchaser and approved by Purchaser in its sole discretion in connection with this Agreement; and (c) the Lease.

“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

“Professional Fees” has the meaning set forth in Section 1.05.

“Property” has the meaning set forth in Section 1.01.

“Property Condition Report” has the meaning set forth in Section 2.06.

Exhibit 10.14

“Purchase Price” means the amount specified in Section 1.02.

“Real Property” has the meaning set forth in Section 1.01.

“Seller Documents” has the meaning set forth in Section 2.02.

“Seller Entity” or “Seller Entities” means individually or collectively, as the context may require, Seller, Guarantor and Lessee and any Affiliate of Seller, Guarantor and Lessee.

“Seller’s Cap” has the meaning set forth in Section 1.05.

“Survey” has the meaning set forth in Section 2.03.

“Title Commitment” has the meaning set forth in Section 2.01(a).

“Title Company” means First American Title Insurance Company located at 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Kristin Brown, National Commercial Services, or an alternative title insurance company selected by Purchaser.

“Title Objection” has the meaning set forth in Section 2.01(d)(i).

“Title Policy” has the meaning set forth in Section 2.01(a).

“Transaction” has the meaning set forth in Section 1.01.

“Transaction Costs” means all out‑of‑pocket costs and reasonable expenses incurred in connection with the Transaction, including but not limited to (a) the procurement, or if the same is provided by Seller, the update of, the Property Condition Report, Environmental Report, Survey, Title Commitment, Title Policy, any title policy and all endorsements required by Purchaser and its lender, (b) the Valuation, (c) any mortgagee’s title insurance policies required by Purchaser’s lender, (d) all taxes (including stamp taxes and transfer taxes), escrow, closing, transfer and recording fees. Transaction Costs expressly exclude Professional Fees.

“Transaction Documents” means this Agreement, the Lease, the Guaranty, the Memorandum of Lease, the Ground Lease Documents, the Escrow Agreement, the Lease Proof of Insurance, the Non-Foreign Seller Certificate, the Assignment of Warranties any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by Purchaser and/or the Title Company.

“USTs” means any one or combination of underground tanks and associated product piping systems used in connection with storage, dispensing and general use of Hazardous Materials.

“Valuation” has the meaning set forth in Section 2.05.

“Zoning Evidence” has the meaning set forth in Section 2.03.